Exhibit 99.2

Progress Software Corporation

Fiscal First Quarter 2012 Earnings Conference Call – Prepared Remarks

As previously announced, the first fiscal quarter 2012 earnings results conference call will be held Wednesday, March 28, 2012 at 9:00 a.m. Eastern and will include brief comments followed by questions and answers. These prepared remarks will not be read on the call.

These prepared remarks should be read in conjunction with our earnings release. With respect to any non-GAAP financial measures contained in these prepared remarks, we have provided below or included within our earnings release a table of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. We have also provided additional information regarding the non-GAAP financial measures in the Current Report on Form 8-K that we filed with the Securities and Exchange Commission simultaneously with the earnings release. You can access this information at www.progress.com.

The matters presented herein and to be discussed on the ensuing conference call, other than historical financial information, consist of forward-looking statements that involve certain risks and uncertainties. Statements indicating that we “expect,” “estimate,” “believe,” “are planning” or “plan to” are forward-looking, as are other statements concerning future financial results, product offerings or other events that have not yet occurred. There are several important risk factors which could cause actual results or events to differ materially from those anticipated by the forward-looking statements contained in this report.

These risks include: our ability to properly assess and execute on future actions as a result of our internal capabilities in regard to our on-going strategic review; the ability to hire and retain quality personnel; the receipt and shipment of new orders; the timely release of enhancements to our products; the growth rates of certain market segments; the positioning of our products in those market segments; the customer demand and acceptance of our new product initiative, the Progress RPM (Responsive Process Management) suite; variations in the demand for professional services and customer support; pricing pressures and the competitive environment in the software industry; the continuing uncertainty in the U.S. and international economies, which could result in fewer sales of our products and may otherwise harm our business; our ability to complete and integrate acquisitions; our ability to realize the expected benefits and anticipated synergies from acquired businesses; our ability to penetrate international markets and manage our international operations; and changes in exchange rates. Further information on these risk factors is included in our Securities and Exchange Commission reports. We reserve the right to change our budget, product focus, product release dates, plans and financial projections from time to time as circumstances warrant. We have no obligation to update or modify the information contained in this report in the future when such changes occur.

To access the live broadcast, please visit the investor relations section of the Progress Software website at www.progress.com. Additionally, you can listen to the call by telephone by dialing 1-800-915-4836, pass code 7144347. An archived version of the conference call and supporting materials will be available on the Progress Software Investor Relations website after the live conference call.

Progress Software Corporation

Fiscal First Quarter 2012 Earnings Conference Call – Prepared Remarks

Progress Software Fiscal First Quarter Overall Results

Revenue for the quarter was $124.4 million, down 7% from $134.2 million in the fiscal first quarter of 2011.

On a GAAP basis in the fiscal first quarter of 2012:

•	Income from operations was $11.9 million, a decrease of 58% compared to $28.3 million in the same quarter last year;

•	Net income was $7.5 million, a decrease of 64% compared to $20.5 million in the same quarter last year; and

•	Diluted earnings per share were $0.12, a decrease of 59% compared to $0.29 in the same quarter last year.

On a non-GAAP basis in the fiscal first quarter of 2012:

•	Income from operations was $26.1 million, a decrease of 37% compared to $41.3 million in the same quarter last year;

•	Net income was $17.7 million, a decrease of 40% compared to $29.4 million in the same quarter last year; and

•	Diluted earnings per share were $0.28, a decrease of 33% compared to $0.42 in the same quarter last year.

The non-GAAP results in the fiscal first quarter of 2012 exclude pre-tax charges of $5.6 million for amortization of acquired intangibles, $7.1 million for stock-based compensation, $0.2 million for acquisition-related expenses, $0.9 million for a litigation settlement and $0.5 million for proxy-related costs. A reconciliation of these non-GAAP financial measures to the appropriate GAAP financial measures is included at the end of these prepared remarks.

Revenue (1)

Revenue for the fiscal first quarter of 2012 was down 7% from Q1 2011. Within the year-over-year change in total revenue, software license revenue for the fiscal first quarter decreased 19%, maintenance revenue increased 2%, and professional services revenue decreased 10%.

The trends over the past several quarters were as follows:

(in millions)
	Q1	Q2	Q3	Q4	Q1
	2011	2011	2011	2011	2012
Licenses	$51.3	$45.4	$38.7	$48.7	$41.5
Year-over-year change	9%	3%	(13)%	(14)%	(19)%
Maintenance	$71.1	$75.9	$76.2	$75.2	$72.3
Year-over-year change	1%	8%	8%	1%	2%
Professional services	$11.8	$13.4	$13.4	$12.4	$10.6
Year-over-year change	18%	4%	2%	(13)%	(10)%

Total	$134.2	$134.7	$128.3	$136.3	$124.4
Year-over-year change	5%	6%	0%	(6)%	(7)%

Progress Software Corporation

Fiscal First Quarter 2012 Earnings Conference Call – Prepared Remarks

Changes in foreign exchange rates had little overall impact on our reported fiscal first quarter revenues. On a constant currency basis, fiscal first quarter total revenue and revenue by type would have been the same as reported above.

Revenue by product segment was as follows:

(in millions)
	Q1	Q2	Q3	Q4	Q1
	2011	2011	2011	2011	2012
Application Development Platforms	$79.1	$83.9	$79.6	$83.9	$75.6
Year-over-year change	(3)%	(1)%	3%	(6)%	(4)%
Enterprise Business Solutions	$37.1	$34.2	$30.0	$35.3	$30.9
Year-over-year change	36%	41%	(14)%	3%	(17)%
Enterprise Data Solutions	$18.0	$16.6	$18.7	$17.1	$17.9
Year-over-year change	(2)%	(11)%	14%	(20)%	(1)%

Total	$134.2	$134.7	$128.3	$136.3	$124.4
Year-over-year change	5%	6%	0%	(6)%	(7)%

The Application Development Platform (ADP) segment contributed 61% of the total company quarterly revenue, slightly up from 59% a year ago. The Enterprise Business Solutions (EBS) reporting segment contributed 25% in the fiscal first quarter of 2012, down from 28% a year ago. The Enterprise Data Solutions (EDS) reporting segment increased to 14% of the total quarterly revenue, up from 13% in the fiscal first quarter of 2011.

The ADP segment revenues declined 4% in the fiscal first quarter. However, OpenEdge license and total bookings in the fiscal first quarter increased in comparison with the same quarter in 2011. OpenEdge revenue continues to be primarily driven by sales from our Application Partners. However, OpenEdge partner revenue growth was more than offset by declines in revenues from other mature product lines included within ADP.

Our EBS segment revenues declined 17% in the fiscal first quarter. During 2011, we invested significantly in our EBS segment to drive overall growth for the company. However, we have experienced low sales productivity as we made changes in our direct sales organization throughout 2011. These issues continued into the first quarter of 2012, and as a result, EBS revenues declined year over year.

While EDS segment revenues declined 1% year over year, Connect revenues slightly increased for the quarter. We have focused on improving the overall EDS business performance, with a specific emphasis on improving demand generation for our Connect product line, which was problematic throughout last year. The increase in Connect revenue is partly attributable to this renewed sales and marketing focus, and the closure of several larger OEM opportunities. However, we do anticipate continuing revenue fluctuations in EDS quarter to quarter due to the dependence on larger deals through our OEM channel.

Progress Software Corporation

Fiscal First Quarter 2012 Earnings Conference Call – Prepared Remarks

Revenue by geographic region was as follows:

(in millions)
	Q1	Q2	Q3	Q4	Q1
	2011	2011	2011	2011	2012
North America	$64.4	$60.5	$59.6	$66.9	$60.1
Year-over-year change	11%	(2)%	(4)%	6%	(7)%
EMEA	$51.4	$52.9	$48.0	$49.4	$44.4
Year-over-year change	(2)%	15%	3%	(17)%	(14)%
Latin America	$9.2	$9.4	$10.4	$10.1	$9.3
Year-over-year change	(6)%	1%	9%	(11)%	2%
Asia Pacific	$9.2	$11.9	$10.3	$9.9	$10.6
Year-over-year change	19%	11%	(4)%	(10)%	16%

Total	$134.2	$134.7	$128.3	$136.3	$124.4
Year-over-year change	5%	6%	0%	(6)%	(7)%

Business outside North America was 52% of the quarterly total in the fiscal first quarters of 2012 and 2011. While changes in foreign exchange rates did not impact our overall reported first quarter revenue, they did impact our geographic regions. In the fiscal first quarter of 2012, EMEA revenues were hurt by a slightly weaker Euro, and on a constant currency basis, EMEA revenue would have been down 12% compared to last year. Latin America was also negatively impacted by currency, and constant currency revenue would have increased 6% versus the 2% increase reported. The Asia Pacific revenue was helped by stronger local currencies, primarily the Australian dollar and Japanese yen, and would have increased 12% at constant currency.

License revenue by channel was as follows:

(in millions)
	Q1	Q2	Q3	Q4	Q1
	2011	2011	2011	2011	2012
Direct end users	$24.7	$23.3	$13.9	$20.9	$16.7
Year-over-year change	1%	19%	(39)%	(27)%	(32)%
Indirect partners	$26.6	$22.1	$24.8	$27.8	$24.8
Year-over-year change	18%	(11)%	12%	(1)%	(7)%

Total	$51.3	$45.4	$38.7	$48.7	$41.5
Year-over-year change	9%	3%	(13)%	(14)%	(19)%

Software license revenue from direct end users decreased 32%, and software license revenue from indirect partners, including Application Partners and OEMs, decreased 7% in the fiscal first quarter of 2012 as compared to the fiscal first quarter of 2011. Application Partners accounted for 76% of OpenEdge software license revenue as compared to 78% in the fiscal first quarter of 2011.

During fiscal year 2011, we focused on building the capacity and capabilities of our direct field organization in selling our EBS solutions. Benefits from some of these investments have been slow to materialize. The number of large deals in the first quarter declined compared to the first quarter of 2011, while the average deal size remained approximately the same.

Progress Software Corporation

Fiscal First Quarter 2012 Earnings Conference Call – Prepared Remarks

The number and size of large transactions were as follows:

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012
No. of Direct End User Deals > $500K	12	12	6	9	8
Average Deal Size (TTM) to Direct End Users > $100K	$345K	$382K	$391K	$355K	$348K

Backlog

Our aggregate revenue backlog at the end of the fiscal first quarter of 2012 and 2011 was as follows:

	Q1 2012	Q1 2011
Deferred revenue, primarily related to unexpired maintenance and support contracts	$167.6	$162.9
Multi-year licensing arrangements	18.0	16.6
Open software orders received but not shipped	—	0.6

Total revenue backlog	$185.6	$180.1

We do not believe that backlog at any particular date is indicative of future results. In addition, there is no industry standard for the definition of backlog and there may be an element of estimation in determining the amount. As such, direct comparisons with other companies may be difficult or potentially misleading.

Cost of Revenue and Operating Expenses

Our fiscal first quarter non-GAAP operating margin was 21%, down from 31% in the first quarter of fiscal 2011. The operating margin in the fiscal first quarter of 2011 was significantly higher as a result of cost reductions and restructuring activities that occurred in the fiscal third quarter of 2010. After the 2010 restructuring, the company reinvested throughout fiscal year 2011 in the field organization in support of our industry vertical and solutions focus. Product development costs also increased year over year as the company accelerated its product integration strategy and added headcount through the Corticon acquisition. General and administrative costs increased year over year primarily due to employee related costs. During the fiscal first quarter of 2012, the company initiated cost control measures, including limiting hiring and spending, until the company concludes its on-going strategic review.

Progress Software Corporation

Fiscal First Quarter 2012 Earnings Conference Call – Prepared Remarks

Non-GAAP costs of revenue and operating expenses were as follows:

(in millions)
	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012
Costs of revenue	$19.9	$22.1	$22.4	$21.7	$21.1
Year-over-year change	7%	12%	14%	7%	6%
Sales and marketing	$43.4	$43.4	$43.3	$50.0	$45.1
Year-over-year change	4%	12%	14%	12%	4%
Product development	$19.4	$18.5	$17.6	$18.6	$20.5
Year-over-year change	(13)%	(17)%	(15)%	(12)%	6%
General and administrative	$10.3	$10.8	$14.5	$13.2	$11.7
Year-over-year change	(19)%	(5)%	37%	22%	13%

Other Expenses and Headcount

Other income (expense) for the fiscal first quarter of 2012 was approximately $0.3 million as compared to a loss of $39,000 in the fiscal first quarter of 2011. The fiscal first quarter of 2011 included a decrease in value of our foreign currency average rate option contracts of approximately $0.6 million.

Our non-GAAP effective tax rate was 33.0% as compared to 28.7% in the fiscal first quarter of 2011.

Quarter end headcount of 1,745 was up less than 1% from the end of last quarter and up 6% from one year ago.

Balance Sheet Information

Our cash, cash equivalents and short term investments balance was $315.2 million at the end of the quarter as compared to $261.4 million at the end of the prior quarter. In addition, we had approximately $33.3 million in auction rate securities, included in other assets, at the end of the quarter. Our DSO was 74 days at the end of the first quarter, up 1 day from the end of the fiscal fourth quarter of 2011 and up 4 days year over year.

Business Outlook

Due to the ongoing strategic review and pending announcement of future plans, the company will not be providing guidance for the fiscal second quarter or fiscal year 2012 at this time. The company anticipates announcing its strategic plan in late April, and will provide an updated business outlook at that time.

We will release our financial results and prepared remarks relating to our fiscal second quarter of 2012 before the financial market opens on Wednesday, June 27, 2012, and will hold the fiscal second quarter earnings results conference call with management at 9 a.m. Eastern.

(1)	Beginning in fiscal 2012 we eliminated our use of a non-GAAP revenue measure. See our Current Report on Form 8-K filed with these prepared remarks for additional information. All prior amounts reported in these prepared remarks have been revised to reflect this change.

Progress Software Corporation

Fiscal First Quarter 2012 Earnings Conference Call – Prepared Remarks

Reconciliation of GAAP to Non-GAAP Financial Measures

(In millions, except per share amounts)
	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012
GAAP cost of revenue	$24.1	$26.2	$26.8	$26.2	$25.4
Non-GAAP adjustments:
Amortization of acquired intangibles	(4.0)	(3.9)	(4.0)	(3.9)	(3.7)
Stock-based compensation	(0.2)	(0.2)	(0.4)	(0.6)	(0.6)

Non-GAAP cost of revenue	$19.9	$22.1	$22.4	$21.7	$21.1

GAAP sales and marketing expenses	$44.7	$44.3	$45.3	$51.8	$47.2
Non-GAAP adjustments:
Stock-based compensation	(1.3)	(0.9)	(2.0)	(1.8)	(2.1)

Non-GAAP sales and marketing expenses	$43.4	$43.4	$43.3	$50.0	$45.1

GAAP product development expenses	$20.9	$20.1	$19.1	$20.6	$22.4
Non-GAAP adjustments:
Stock-based compensation	(1.3)	(1.3)	(1.3)	(1.9)	(1.9)
Transition expenses	(0.2)	(0.3)	(0.2)	(0.1)	—

Non-GAAP product development expenses	$19.4	$18.5	$17.6	$18.6	$20.5

GAAP general and administrative expenses	$11.9	$13.7	$20.3	$16.2	$15.5
Non-GAAP adjustments:
Stock-based compensation	(1.4)	(2.8)	(5.8)	(3.0)	(2.4)
Transition expenses	(0.2)	(0.1)	(0.0)	—	—
Litigation settlement	—	—	—	—	(0.9)
Proxy-related costs	—	—	—	—	(0.5)

Non-GAAP general and administrative expenses	$10.3	$10.8	$14.5	$13.2	$11.7

GAAP income from operations	$28.3	$27.2	$13.5	$19.2	$11.9
GAAP operating margin %	21%	20%	11%	14%	10%
Non-GAAP adjustments:
Amortization of acquired intangibles	6.2	5.9	5.9	5.7	5.6
Stock-based compensation	4.2	5.1	9.5	7.2	7.1
Litigation settlement	—	—	—	—	0.9
Proxy-related costs	—	—	—	—	0.5
Transition, restructuring and acquisition-related expenses	2.5	1.6	1.6	0.6	0.2

Total operating adjustments (1)	13.0	12.6	16.9	13.6	14.2

Non-GAAP income from operations	$41.3	$39.8	$30.4	$32.8	$26.1

Non-GAAP operating margin %	31%	30%	24%	24%	21%

GAAP net income	$20.5	$18.0	$8.6	$11.7	$7.5
Non-GAAP adjustments:
Operating adjustments (from above) (1)	13.0	12.6	16.9	13.6	14.2
Income tax adjustment	(4.1)	(4.0)	(4.9)	(3.7)	(4.0)

Non-GAAP net income	$29.4	$26.6	$20.6	$21.5	$17.7

Non-GAAP earnings per share - diluted (1)	$0.42	$0.38	$0.31	$0.34	$0.28
Weighted average shares outstanding - diluted	69.7	69.2	67.3	64.0	63.1
Amounts may not sum due to rounding.

(1)	Adjustments reported for fiscal 2011 have been revised to eliminate our use of a non-GAAP revenue measure. See our Current Report on Form 8-K filed with these prepared remarks for additional information.